Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Jaguar Mining Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 19, 2011

Bristol Investment Partners, LLC

	By:	/s/ William J. “Trey” Reik III
		Name:	William J. “Trey” Reik III
		Title:	Managing Member

/s/ William J. “Trey” Reik III
William J. “Trey” Reik III

/s/ Peter L. Getz
Peter L. Getz